Exhibit 99.28(d)(xx)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT to the Sub-Advisory Agreement (as defined below) is made and effective as of February 20, 2025 (the “Amendment”), by and among OLD WESTBURY FUNDS, INC. (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”), and POLUNIN CAPITAL PARTNERS LIMITED (the “Sub-Adviser”). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Sub-Advisory Agreement.

WHEREAS, the Fund, the Adviser and the Sub-Adviser are parties to the Sub-Advisory Agreement, executed as of July 27, 2017 (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides certain investment advisory services, as described therein, for the Old Westbury Small & Mid Cap Strategies Fund (the “Fund”) or a portion of the assets of the Fund as designated by the Adviser from time to time (such assets so designated exclusively to the Sub-Adviser from time to time are herein referred to as the “Segment”); and

WHEREAS, the Fund, the Adviser and the Sub-Adviser desire to amend the Sub-Advisory Agreement to revise the compensation specified in Appendix A of the Sub-Advisory Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Appendix A to the Sub-Advisory Agreement is hereby deleted and replaced with Appendix A hereto.

2. The Sub-Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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Exhibit 99.28(d)(xx)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/Holly H. MacDonald
Name:	Holly H. MacDonald
Title:	President

POLUNIN CAPITAL PARTNERS LIMITED

By:	/s/Alexandra Silver
Name:	Alexandra Silver
Title:	Director CFO